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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSON
                             WASHINGTON, D.C. 20549

                                    FORM 15/A

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-31205

                         VICTOR EBNER ENTERPRISES, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

       54 RUE DU STAND, 1211 GENEVA 1, SWIZTERLAND, TEL. +41(0)900 108 107
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON SHARES
                                  -------------
            (Title of each class of securities covered by this Form)

                                       N/A
                                       ---
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       |_|               Rule 12h-3(b)(1)(i)       |_|
      Rule 12g-4(a)(1)(ii)      |X|               Rule 12h-3(b)(1)(ii)      |_|
      Rule 12g-4(a)(2)(i)       |_|               Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(ii)      |_|               Rule 12h-3(b)(2)(ii)      |_|
                                                  Rule 15d-6                |_|

Approximate number of holders of records as of the certification or notice date:
78

This Form 15/A corrects the number of shareholders listed on the issuer's Form 15 filed on September 24, 2004.

Pursuant to the requirements of the Securities Act of 1934, Victor Ebner Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 16, 2004              /s/ Christian Ebner
                                        ------------------------------
                                        Christian Ebner
                                        President